Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Patriot Coal Corporation for the registration of 11,901,729 shares of its common stock and to the inclusion therein of our report dated February 29, 2008, with respect to the consolidated financial statements and schedule of Patriot Coal Corporation for the year ended December 31, 2007.
/s/ Ernst & Young LLP
St. Louis, Missouri
May 9, 2008